Exhibit 99.1

KANSAS CITY SOUTHERN	NEWS RELEASE
CATHEDRAL SQUARE • 427 WEST 12th STREET • P.O.BOX 219335 • KANSAS CITY, MISSOURI 64121-9335 NYSE Symbol: KSU

Contact: C. Doniele Kane, 816-983-1372, dkane@kcsouthern.com
Kansas City Southern Announces Operating Changes to Strengthen Crossborder Network
Kansas City, Mo., August 24, 2009 – Kansas City Southern (KCS) (NYSE: KSU) announced today the promotion and movement of several individuals within KCS and its subsidiaries, The Kansas City Southern Railway Company (KCSR) and Kansas City Southern de Mexico, S.A. de C.V. (KCSM).
Oscar Del Cueto has been promoted from vice president transportation to vice president operations for KCSM. Mr. Del Cueto has 19 years of railroad experience. He joined the railroad now known as KCSM in 1997 and has held a number of transportation positions. He holds a communications degree from Mexico University. Mr. Del Cueto will report to KCSM president and executive representative Jose G. Zozaya and closely coordinate with KCSR senior vice president operations David R. Ebbrecht.
Former KCSR Southeast Division superintendent Daniel Torres has accepted the position of general superintendent transportation for KCSM. Mr. Torres has 13 years of railroad experience. He joined Texas Mexican Railway Company (Tex Mex) in 1997 and has held several transportation positions with Tex Mex and KCSR. He holds a bachelor of arts in global business management from the University of Phoenix. Mr. Torres will report to Mr. Del Cueto.
As announced in a news release on July 24, 2009, former KCSM senior vice president operations William H. Nolen will assume his duties as KCS executive representative, reporting to KCS president and chief operating officer David L. Starling.
Engineering, mechanical and information technology will report directly to Mr. Starling.
“These changes are intended to support our efforts to achieve continuous operating performance improvements, greater synergies and economies of scale between the two railroads,” said Mr. Starling.
Headquartered in Kansas City, MO., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is KCSR, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
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